Exhibit 99.1

FOR IMMEDIATE RELEASE: GENCOR RELEASES FISCAL 2004 ANNUAL RESULTS

December 21, 2004- Gencor Industries, Inc., announced a Net Income of $2.6 million or $.27 per diluted share for the year ended September 30, 2004. Net income for the previous year ended September 30, 2003, was $7.3 million or $.82 per share on a diluted basis. Income before taxes for the fiscal year 2003 included cash distributions of $13.4 million from synthetic fuel investees. There were no synthetic fuel distributions in fiscal 2004. The synthetic fuel partnerships producing the tax credits and distributions are currently undergoing an IRS audit. Future benefits from these investments depend on whether the production from these plants will continue to qualify for tax credits under Section 29 of the Internal Revenue Code and the ability to economically produce and market synthetic fuel produced by the plants. The fourth quarter of fiscal 2004 was a break-even on sales of $11.3 million while the prior year’s fourth quarter was a loss of ($.3 million) on sales of $7.6 million.

E.J. Elliott, Gencor’s Chairman, stated, “In spite of rises in energy and steel costs, our operating income from our core business improved significantly due to continued improvements in manufacturing processes and administrative systems. Operating income also was enhanced by the elimination of losses of one of our foreign operations in 2003.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

This press release may contain forward-looking statements, including but not limited to, statements regarding the future prospects of the Company and its stock. Such statements are subject to numerous risks and uncertainties, in addition to those discussed above, including but not limited to the continuing strength of the Company’s financial condition, and the Company’s ability to continue to generate positive operating results. Further, there are risks and uncertainties associated with the Company’s business and its industry generally, some of which are beyond the Company’s control and which include but are not limited to, income from synthetic fuel tax credits, the health of the construction equipment market, global stability, our nation’s mobilization efforts, changes in domestic and international economic conditions, government regulation, political uncertainty in international markets, cyclical demand for the Company’s products, availability and cost of raw materials, changes in the competitive environment, and other factors from time to time contained in the Company’s reports filed with the SEC.